Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated May 15, 2024 and included in this Registration Statement (Form N-2) of StepStone Private Venture and Growth Fund (formerly, Conversus StepStone Private Venture and Growth Fund) (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 30, 2023, with respect to the consolidated financial statements of StepStone Private Venture and Growth Fund as of and for the period ended March 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 15, 2024